EXHIBIT 10.1

DIRECTOR APPOINTMENT AGREEMENT

This Director Appointment Agreement (this “Agreement”), is made effective as of the 25th day of January, 2012 (the “Effective Date”), by and between Texas Rare Earth Resources Corp., a Nevada corporation (the “Corporation”), and Highline Capital Partners, L.P., Highline Capital Partners QP, LP, Highline A Master Fund, L.L.C. and Highline Capital Master, L.P. (together, “Highline Capital”).

RECITALS

WHEREAS, the Company, Highline Capital, certain affiliates of Highline Capital and certain of the major shareholders of the Corporation (“Major Shareholders”) had previously entered into a Shareholders Agreement, dated January 25, 2011 (the “Shareholders Agreement”) pursuant to which, among other things, Highline Capital and its affiliates were granted the right to instruct the Board of Directors of the Corporation (the “Board”) to appoint a nominee to fill a director vacancy that existed on the Board at the time of the Shareholders Agreement and the Major Shareholders agreed to vote for the appoint of such nominee to the director vacancy; and

WHEREAS, Highline Capital and its affiliates have not exercised the right to appoint a director nominee to the Board during the term of the Shareholders Agreement and the vacancy on the Board no longer exists; and

WHEREAS, the Shareholders Agreement terminated on January 25, 2012; and

WHEREAS, Highline Capital has provided valuable advice, assistance and introductions to the Corporation in relation to the Corporation’s ongoing capital financing efforts; and

WHEREAS, Highline Capital desires to retain a director appointment right to the Board, pursuant to the terms and conditions of this Agreement, until May 31, 2012 and the Corporation and the Board desires Highline Capital to continue to provide upon its request advice, assistance and introductions for the Corporation in relation to the Corporation’s financing efforts; and

WHEREAS, the Board has passed a resolution agreeing to the director appointment right to the Board in favor of Highline Capital, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and agreements of the parties contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1 – Director Appointment Right

1.1           Nomination Process.  The Corporation does hereby grant Highline Capital the right to instruct the Board to appoint one nominee to the Board (any such nominee, a “Highline

Nominee”) during the term of this Agreement.  Such right shall be exercised by providing written notice to the Chairman of the Board of the Corporation at the address of the Corporation, as provided in Section 2.2 below, stating the name, background and qualifications of the Highline Nominee (“Nomination Notification”).  Such Nomination Notification must be delivered to the Corporation prior to 5:00 p.m. Denver local time on the Termination Date, as defined in Section 2.1 below; provided however that if this Agreement terminates pursuant to the Termination Event, as provided in Section 2.1 below, if Highline Capital has not prior to such Termination Event delivered its Nomination Notification to the Corporation, then Highline Capital’s nomination right under this Agreement shall immediately terminate upon the occurrence of the Termination Event.

1.2           Appointment to the Board.  Upon receipt of the Nomination Notification, the Board shall within 30 days undertake all actions necessary to cause the Highline Nominee to be duly and properly appointed to a seat on the Board, to serve until such time as his term expires and his successor is duly elected pursuant to the Bylaws of the Corporation.  Such Highline Nominee will be entitled to the same indemnification rights as all other general directors of the Corporation serving on the Board.

1.3           Qualifications.  Any Highline Nominee will have, in the reasonable judgment of Highline Capital, such business experience, stature and character as is commensurate with service on the board of directors of a public company in the Corporation’s industry and shall be reasonably capable of fulfilling the fiduciary duties owed by the directors of the Corporation to the Corporation and its shareholders pursuant to the laws of the state of incorporation of the Corporation at the time of Nomination Notification.  Further, it is understood that any Highline Nominee will be required under federal securities laws to make disclosure under Item 401 of Regulation S-K of the United States Securities and Exchange Commission and that any individual that refuses to provide the Corporation with the information necessary to make such disclosure or is incapable of making such disclosure shall not be an acceptable nominee.  Such Highline Nominee will also be required to complete personal information forms in connection with the Corporation’s on-going efforts to list on various securities exchanges and any nominee that refuses to complete such personal information forms or is incapable of completing such forms shall not be an acceptable nominee.  Finally, any Highline Nominee must not be prohibited from serving on the board of directors of a public company in the United States or Canada pursuant to any applicable securities laws or any judgments, decrees, orders or similar court, administrative or regulatory rulings.

Section 2 – Miscellaneous

2.1            Term and Termination.  The Agreement shall terminate immediately on the earlier of (i) May 31, 2012 (“Termination Date”) or (ii) the date and time that Highline Capital and its affiliates cease to own less than 250,000 shares of common stock of the Corporation (“Termination Event”).  For purposes of this Agreement, “affiliate” means, with respect to any person or entity, any other person or entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such person or entity.  Highline Capital undertakes to notify the Corporation in writing within two business days upon the occurrence of a Termination Event.

2.2           Notices.   Any notices and other communications required by this Agreement shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next business day when delivered to a nationally recognized overnight courier, or three (3) business days after deposited as certified mail, return receipt requested, addressed to the recipient party at its address set forth below, or at such other address or facsimile number for a party as shall be specified by like notice:

If to Highline Capital:

Highline Capital Management, LLC
One Rockefeller Center, 30th Floor
New York, New York 10020
Attention: Howard M. Singer

Hsinger@highlinecap.com

Facsimile: (212)332-2259

If to the Corporation:

Texas Rare Earth Resources Corp.
304 Inverness Way South, Suite 365
Englewood, Colorado 80112
Attention: Chairman of the Board

Facsimile: 713-456-2356

2.3           Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

2.4           Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

2.5           Successors and Assigns.  None of the rights, privileges or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred.

2.6           Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof.

2.7           Further Assurances.  Each of the parties hereto shall perform such further acts and execute such further documents as may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

2.8           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

2.9           Third-Parties.  No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

2.10           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

2.11           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

2.12           Delays or Omissions.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

2.13           Relationship of the Parties.  Nothing in this Agreement shall be construed or implied to create a general partnership or similar relationship between or among the Corporation and Highline Capital and shall not make any party the agent, representative or partner of any other party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

Texas Rare Earth Resources Corp. By: /s/ Anthony Marchese Anthony Marchese Chairman of the Board	Highline Capital Partners, L.P. By: /s/ Howard Singer Name: Howard Singer Title: Chief Operating Officer
Highline Capital Partners, QP, LP By: /s/ Howard Singer Name: Howard Singer Title: Chief Operating Officer	Highline Capital Master, L.P. By: /s/ Howard Singer Name: Howard Singer Title: Chief Operating Officer
Highline A Master Fund, L.L.C. By: /s/ Howard Singer Name: Howard Singer Title: Chief Operating Officer